                                                                   EXHIBIT 10.16

                           LOAN MODIFICATION AGREEMENT

        This Loan Modification Agreement is entered into as of June 21, 1996, by and between Remedy Corp. ("Borrower") whose address is 1505 Salado Drive, Mountain View, CA 94043, and Silicon Valley Bank ("Lender") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated January 4, 1993, in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Note"). The Note has been modified pursuant to Loan Modification Agreements, dated June 4, 1993, June 4, 1994, August 3, 1994, pursuant to which, among other things, the principal amount was increased to Three Million and 00/100 Dollars ($3,000,000.00), and June 5, 1995, pursuant to which, among other things, the principal amount of the Note was increased to Five Million and 00/100 Dollars ($5,000,000.00). The Note, together with other promissory notes from Borrower to Lender, is governed by the terms of a Business Loan Agreement, dated January 4, 1993, between Borrower and Lender, as such agreement may be amended from time to time (the "Loan Agreement").

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness".

2. DESCRIPTION OF COLLATERAL: In connection with the repayment of the Indebtedness, Borrower has agreed with Lender, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's inventory, equipment, accounts, chattel paper, contract rights, general intangibles, instruments, documents, fixtures and deposit accounts without Lender's prior written consent, which consent shall not be unreasonably withheld.

Hereinafter, all documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.      DESCRIPTION OF CHANGE IN TERMS.

        A.     Modifications to Note.

               1. Payable in one payment of all outstanding principal plus all accrued unpaid interest on June 15, 1997 (the "Maturity Date"). In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 15, 1996, and all subsequent interest payments are due on the same day of each month thereafter.

               2. The principal amount of the Note is hereby increased to Ten Million and 00/100 Dollars ($10,000,000.00).

               3. The interest rate to be applied to the unpaid principal balance of the Note is currently equal to Lender's current Index (the "Prime Interest Rate"). Notwithstanding the foregoing, at Borrower's option, Borrower may elect either the Prime Interest Rate or the LIBOR Rate plus 2.50%, as described in Exhibit "A" attached hereto.

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


        B.     Modification(s) to Loan Agreement

               1. The paragraph entitled "Financial Covenants" is hereby amended, in its entirety, to read as follows:

                      Borrower shall maintain, on a quarterly basis, beginning with the quarter ending June 30, 1996, a minimum Quick Ratio less deferred revenue of 2.00 to 1.00; and a maximum total debt minus subordinated debt and deferred revenue to tangible net worth plus subordinated debt ratio of 1.00 to
                      1.00. Furthermore, Borrower shall maintain profitability on a quarterly basis.

                      For the purposes of calculation, deferred revenue shall be excluded for liabilities. Quick Ratio is defined as Cash plus cash equivalents plus short term investments divided by current liabilities minus deferred revenue.

               2. Notwithstanding anything to the contrary contained in the paragraph entitled "Loans, Acquisitions and Guaranties", Borrower may enter into mergers or acquisitions, provided, however, such amounts involved to do so, shall not exceed fifteen percent (15%) of Borrower's cash, cash equivalent and short term investment balance, as determined by Borrower's financial statements and verification of cash accounts. Any amounts that exceed the aforementioned 15% will require Lender's written consent prior to such merger or acquisition.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the above-described changes.

5. NO DEFENSES OF BORROWER. Borrower (and each Guarantor and Pledgor) signing below, agree that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower (and each Guarantor and Pledgor) signing below understand and agree that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.


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

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                   LENDER:

REMEDY CORP.                                SILICON VALLEY BANK

By: /s/ GEORGE DE URIOSTE                   By: /s/ [SIG]
   -------------------------------             -------------------------------
Name: George de Urioste                     Name: Waterson
     -----------------------------               -----------------------------
Title: Vice President of Finance            Title: SVP
      ----------------------------                ----------------------------



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

                                   EXHIBIT "A"
                    SUPPLEMENT TO LOAN MODIFICATION AGREEMENT

        This supplement to Loan Modification Agreement (this "Agreement") is a supplement to the Loan Modification Agreement (the "Loan Modification Agreement") dated June 21, 1996 between Silicon Valley Bank and Remedy Corp. ("Borrower") and forms a part of and is incorporated into the Loan Modification Agreement.

        1 .    Definitions.

        "Advance" or "Advances" mean Advances made by Lender on Borrower's behalf pursuant to that certain Promissory Note originally dated January 4, 1993, as amended.

        "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Lender customarily participates.

        "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

        "Interest Rate" shall mean as to: (a) Prime Rate Advances, a rate per annum equal to the Prime Rate or (b) LIBOR Rate Advances, a rate of 2.500% per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

        "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Lender to be the per annum rate of interest as which deposits in United States Dollars are offered to Lender in the London interbank market in which Lender customarily participates at 11:00 A.M. (local time in such interbank market) TWO (2) BUSINESS DAYS before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

        "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advances, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

        "LIBOR Rate Advance" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

        "Prime Rate" means the variable rate of interest per annum, most recently announced by Lender as its "prime rate," whether or not such announced rate is the lowest rate available from Lender. The interest rate applicable to the Prime Rate Advances shall change on each date there is a change in the Prime Rate.

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

        "Prime Rate Advances" means any Advance made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

        "Regulatory Change" means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Lender by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

        2. Requests for Advances: Confirmation of Initial Advance. Each LIBOR Rate Advance shall be made upon the irrevocable written request of Borrower RECEIVED BY LENDER NOT LATER THAN 11:00 A.M. (SANTA CLARA, CALIFORNIA TIME) ON THE BUSINESS DAY THREE (3) BUSINESS DAYS PRIOR TO THE DATE SUCH ADVANCE IS TO BE MADE. Each such notice shall specify the date such Advance is to be made, which day shall be a Business Day; the amount of such Advance, the Interest Period for such Advance, and comply with such other requirements as Lender determines are reasonable or desirable in connection therewith.

        Each written request for a LIBOR Rate Advance shall be in the form of an Advance Request as set forth on Exhibit A, which shall be duly executed by the Borrower.

        EACH PRIME RATE ADVANCE SHALL BE MADE UPON THE IRREVOCABLE WRITTEN REQUEST OF BORROWER RECEIVED BY LENDER NOT LATER THAN 11:00 A.M. (SANTA CLARA, CALIFORNIA TIME) ON THE BUSINESS DAY ONE (1) BUSINESS DAY PRIOR TO THE DATE SUCH ADVANCE IS TO BE MADE. Each such notice shall specify the date such Advance is to be made, which day shall be a Business Day and the amount of such Advance, and comply with such other requirements as Lender determines are reasonable or desirable in connection therewith.

        3. Conversion/Continuation of Advances.

        (a) Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a

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

continuation of a LIBOR Rate Advance shall be substantially in the form set forth on Exhibit B, which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, THREE (3) BUSINESS DAYS AFTER LENDER'S RECEIPT OF SUCH A REQUEST FROM BORROWER, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

        (i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

        (ii) no party hereto shall have sent any notice of termination of this Agreement;

        (iii) Borrower shall have complied with such customary procedures as Lender has established from time to time for Borrower's requests for LIBOR Rate Advances;

        (iv) the amount of a LIBOR Rate Advance shall be $500,000.00 or such greater amount which is an integral multiple of $50,000; and

        (v) Lender shall have determined that the Interest Period or LIBOR Rate is available to Lender which can be readily determined as of the date of the request for such LIBOR Rate Advance.

        Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund the LIBOR Rate Advances.

               (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, UNLESS LENDER HAS RECEIVED AND APPROVED A COMPLETE AND PROPER REQUEST TO CONTINUE SUCH LIBOR RATE ADVANCE AT LEAST THREE (3) BUSINESS DAYS PRIOR TO SUCH LAST DAY in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Lender's option, convert to Prime Rate Advances in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have previously been converted to LIBOR Rate Advances, or the aggregate principal amount of existing LIBOR Rate Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds either (A) the aggregate principal amount of the NOTE then outstanding or (B) the Advances then available to Borrower hereunder. Borrower agrees to pay to Lender, upon demand by Lender (or Lender may, at its option, charge Borrower's Deposit account) any amounts required to compensate Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.


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

        (c) On ALL ADVANCES, INTEREST SHALL BE PAYABLE BY BORROWER TO LENDER MONTHLY IN ARREARS NOT LATER THAN THE FIRST (1ST) DAY OF EACH CALENDAR MONTH AT THE APPLICABLE INTEREST RATE.

        4. Additional Requirements/Provisions Regarding LIBOR Rate Advances;
Etc.

        (a) IF FOR ANY REASON (INCLUDING VOLUNTARY OR MANDATORY PREPAYMENT OR ACCELERATION), LENDER RECEIVES ALL OR PART OF THE PRINCIPAL AMOUNT OF A LIBOR RATE ADVANCE PRIOR TO THE LAST DAY OF THE INTEREST PERIOD FOR SUCH ADVANCE, BORROWER SHALL IMMEDIATELY NOTIFY BORROWER'S ACCOUNT OFFICER AT SILICON VALLEY BANK AND, ON DEMAND BY LENDER, PAY LENDER THE AMOUNT (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lender by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Lender in its reasonable discretion. Lender's determination as to such amount shall be conclusive absent manifest error.

        (b) Borrower shall pay to Lender, upon demand by Lender, from time to time such amounts as Lender may determine to be necessary to compensate it for any costs incurred by Lender that Lender determines are attributable to its making or maintaining of any amount receivable by Lender hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

              (i) changes the basis of taxation of any amounts payable to Lender under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Lender by the jurisdiction in which such Lender has its principal office); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

              (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Lender will furnish Borrower with a statement setting forth the basis and amount of each request by Lender for compensation under this
Section 4. Determinations and allocations by Lender for purposes of this Section 4 of the affect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive absent manifest error.

        (c) Borrower shall pay to Lender, upon the request of Lender, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Lender) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow an Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

        (d) If Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a "Parent") as a consequence of its obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 15 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A statement of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

        (e) If at any time Lender, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods are not available to Lender in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Lender of lending the LIBOR Rate Advance, then Lender shall promptly give notice thereof to Borrower, and upon the giving of such notice Lender's obligation to make the LIBOR Rate Advances shall terminate, unless Lender and the Borrower agree in writing to a different interest rate Advances shall terminate, unless Lender and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Lender to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Lender, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a)).


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

                                    EXHIBIT A

                                 ADVANCE REQUEST


        The undersigned hereby certifies as follows:

        I, _______________, am the duly elected and acting __________________ of
Remedy Corp. ("Borrower").

        This certificate is delivered pursuant to Section 2 of that certain Supplement to Loan Modification Agreement together with the Loan Agreement by and between Borrower and Silicon Valley Bank ("Lender) (the "Loan Agreement"). The terms used in this Advance Request which are defined in the Existing Loan Documents have the same meaning herein as described to them therein.

        Borrower hereby requests on __________, 19____ an Advance as follows:

        (a) The date on which the Advance is to be made is ___________, 19___.

        (b) The amount of the Advance is to be ___________ ($____________), for an Interest Period of __________ (one, two or three months please specify).

        All representations and warranties of Borrower stated in the Advance Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this Advance Request is executed by the undersigned as of this ________ day of ___________, 19__.

                                        REMEDY CORP.

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

FOR INTERNAL LENDER USE ONLY

--------------------------------------------------------------------------------
  LIBOR Pricing Date     LIBOR Rate    LIBOR Rate Variance        Maturity Date
  ------------------     ----------    -------------------        -------------
                                              2.5%
--------------------------------------------------------------------------------

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

                                    EXHIBIT B
                 LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

        The undersigned hereby certifies as follows:

        I, ___________, am the duly elected and acting _______________ of Remedy Corp. ("Borrower").

      This certificate is delivered pursuant to Section 2 of that certain Supplement to Loan Modification Agreement together with the Loan Agreement and Promissory Note by and between Borrower and Silicon Valley Bank ("Lender") (the "Existing Loan Documents"). The terms used in this LIBOR Rate Change/Extension Certificate which are defined in the Existing Loan Documents have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on _________________, 19__

        (a) ____(i) A rate conversion of an existing Prime Rate Advance from a Prime Rate Advance to a LIBOR Rate Advance; or

              ____(ii) A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance;

                            [Check (i) or (ii) above]

        (b) The date on which the Advance is to be made is ______________, 19___.

        (c) The amount of the Advance is to be _________________ ($___________),
for an Interest Period of __________ (one, two or three months, please specify).

        All representations and warranties of Borrower stated in the Advance Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this ___________ day of ___________, 19___.

                                        REMEDY CORP.

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

FOR INTERNAL LENDER USE ONLY

--------------------------------------------------------------------------------
  LIBOR Pricing Date     LIBOR Rate    LIBOR Rate Variance        Maturity Date
  ------------------     ----------    -------------------        -------------
                                              2.5%
--------------------------------------------------------------------------------


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